Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

AstraZeneca PLC:

We consent to the use of our report dated 2 February, 2017, with respect to the consolidated statement of financial position of AstraZeneca PLC and subsidiaries as of 31 December 2016, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for the year then ended, and the related notes (collectively, the “consolidated financial statements”), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

KPMG LLP

London

United Kingdom

8 November 2019